Exhibit 99.1

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Oxbridge Re Holdings Limited Reports Fiscal 2024 Results

GRAND CAYMAN, Cayman Islands (March 26, 2025) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (“Oxbridge Re” or the “Company”), which together with its subsidiaries, is engaged in the business of tokenized Real-World Assets (“RWAs”), initially in the form of tokenized reinsurance securities, and reinsurance business solutions to property and casualty insurers in the Gulf Coast region of the United States, today reported its results for the three months and year ended December 31, 2024.

“SurancePlus is entering its third year in the Real World Asset (RWA) space, leveraging blockchain technology to tokenize targeted reinsurance contracts. As a Nasdaq-listed company, Oxbridge Re, through its subsidiary SurancePlus Inc., became the first public company to issue a security token in reinsurance—bridging the gap between the SEC, blockchain, and tokenization. This innovation significantly lowers the barrier to entry for an asset class that traditionally required millions of dollars to access, enabling participation with as little as $5,000 while maintaining rigorous AML and accreditation checks—often completed in under four minutes,” said Jay Madhu, Chairman and Chief Executive Officer of Oxbridge Re. “We are proud of our success in this space and look forward to further expanding SurancePlus in the Security Token and RWA sector, effectively democratizing access to reinsurance while ensuring strict transparency and compliance. With the RWA tokenization market currently projected to reach as much as $30 trillion by 2030, SurancePlus is well positioned to capitalize on this substantial growth opportunity.”

Mr. Madhu continued “Subsequent to the year end, the Company completed a reverse direct offering raising gross proceeds of $3 million. These steps reflect our continued focus on strengthening the Company’s capital position while pursuing scalable growth opportunities in a rapidly evolving market. Looking ahead, we believe Oxbridge Re is well positioned to build on this momentum. Our subsidiary, SurancePlus Inc. has recently announced a strategic partnership with Plume, a blockchain platform supporting over $4.5 billion in assets and more than 18 million unique addresses. This collaboration marks a significant milestone in expanding distribution for our tokenized reinsurance offerings. As institutional and retail interest in real-world asset tokenization continues to accelerate, we remain focused on scaling our platform with discipline, transparency, and regulatory compliance. Furthermore, SurancePlus has launched its 2025–2026 tokenized reinsurance offerings, introducing a new balanced-yield security targeting a 20% annual return, while continuing its high-yield offering targeting a 42% annual return. By broadening our range of risk-return options, this year’s structure is designed to attract to a broader investor base, reinforcing our mission to make institutional-grade reinsurance accessible through compliant, blockchain-powered real-world assets.”

Financial Performance

Net premiums earned for the three months ended December 31, 2024, were $595,000 compared to $523,000 in the prior year. For the year ended December 31, 2024, net premiums earned increased to $2,303,000 from $1,255,000 in the prior year. This increase is primarily attributed to the higher rates on contracts as well as the prior period recognizing only seven months of premiums due to the acceleration of premiums on contracts in force during at December 31, 2022. In contrast, the current year ended December 31, 2024 accounted for a full twelve (12) months of premiums.

For the three months ended December 31, 2024, the Company generated net loss of $460,000 or $0.05 per basic and diluted loss per share compared to a net loss of $2.67 million or $0.46 per basic and diluted earnings per share in the fourth quarter of 2023. For the year ended December 31, 2024, the Company incurred a net loss of $2.7 million or $0.45 per basic and diluted loss per share compared to net loss of $9.9 million or $1.69 per basic and diluted earnings per share in the prior year. The decline in Q4 and fiscal 2024 is primarily due to a decrease in the negative change in the fair value of our investment in Jet.AI (which was sold subsequent to the year-end) as well as the company accounting for non-controlling interests’ portion of its income.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, were $497,000 and $2.1 million for the three months and year ended December 31, 2024, respectively, compared to $535,000 and $2.3 million, respectively, for the same periods in the prior year. The decrease in 2024 is due to expense fluctuations along with efficiencies associated with SurancePlus offerings being recognized during the year, in addition to previous recognition of costs associated with Maxim equity distribution agreement in 2023.

At December 31, 2024, cash and cash equivalents, and restricted cash and cash equivalents were $5.8 million compared to $3.7 million at December 31, 2023.The increase is primarily due to new collateral deposits for treaty year ending May 31, 2025 more than offsetting funds being released from the underlying trusts for treaty year ending May 31, 2024.

Subsequent to year end, the Company completed a reverse direct offering raising gross proceeds of $3 million.

Financial Ratios

Loss Ratio. The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio remained consistent at 0% for the year ended December 31, 2024 and 2023.

Acquisition Cost Ratio. The acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs with net premiums earned, decreased marginally to 11.0% for the year ended December 31, 2024 from 11.2% in the prior year.

Expense Ratio. The expense ratio, which measures operating performance, compares policy acquisition costs and general and administrative expenses with net premiums earned. The expense ratio decreased to 94.3% for the year ended December 31, 2024, from 185.2% for the prior year due to lower general and administrative expenses in 2024. The decrease is due to the higher levels of premium earned and lower general administrative expenses incurred during the year ended December 31, 2024.

Combined ratio. The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. The combined ratio decreased to 94.3% for the year ended December 31, 2024, from 185.2% for the prior year. The decrease is due to the higher levels of premium earned and lower general administrative expenses incurred during the year ended December 31, 2024.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

Date: March 26, 2025

Time: 4.30 p.m. Eastern Time

Toll-free number: - 877-524-8416

International number: +1 412-902-1028

Please call the conference telephone number 15 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at +1-201-493-6280

media@incommconferencing.com

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A replay of the call will be available by telephone replay after 7:30 p.m. Eastern Time on the same day of the call until April 09, 2025.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13752504

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (www.OxbridgeRe.com) (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is headquartered in the Cayman Islands. The company offers tokenized Real-World Assets (“RWAs”) as tokenized reinsurance securities and reinsurance business solutions to property and casualty insurers, through its subsidiaries Oxbridge Re NS, SurancePlus Inc. and Oxbridge Reinsurance Limited.

Insurance businesses in the Gulf Coast region of the United States purchase property and casualty reinsurance through our licensed reinsurers Oxbridge Re NS and Oxbridge Reinsurance Limited.

Our Web3-focused subsidiary, SurancePlus Inc. (“SurancePlus”), has developed the first “on-chain” reinsurance RWA of its kind to be sponsored by a subsidiary of a publicly traded company. By digitizing interests in reinsurance contracts as on-chain RWAs, SurancePlus has democratized the availability of reinsurance as an alternative investment to both U.S. and non-U.S. investors.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on 26th March 2025. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At December 31,
	2024	2023

Assets
Investments:
Equity securities, at fair value (cost : $1,532 and $1,926)	113	680
Cash and cash equivalents	2,135	495
Restricted cash and cash equivalents	3,758	3,250
Premiums receivable	1,059	977
Other investments	48	2,478
Loan Receivable	-	100
Due from related party	-	63
Deferred policy acquisition costs	109	101
Operating lease right-of-use assets	148	9
Prepayment and other assets	94	96
Property and equipment, net	1	4
Total assets	$7,465	8,253

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable to EpsilonCat Re and DeltaCat Re Token Holders	1,732	1,523
Notes payable to noteholders	118	118
Unearned premiums reserve	991	915
Operating lease liabilities	148	9
Accounts payable and other liabilities	366	356
Total liabilities	3,355	2,921

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 6,379,002 and 5,870,234 shares issued and outstanding)	6	6
Additional paid-in capital	34,105	32,740
Accumulated Deficit	(30,163)	(27,414)
Total Oxbridge shareholders’ equity	3,948	5,332
Non-controlling interests	162	-
Total shareholders’ equity	4,110	5,332
Total liabilities and shareholders’ equity	7,465	8,253

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Revenue
Assumed premiums	-	(26)	2,379	2,170
Change in unearned premiums reserve	595	549	(76)	(915)

Net premiums earned	595	523	2,303	1,255
SurancePlus Management Fee Income	-	-	312	300
Net investment and other income	60	62	248	303
Interest and gain on redemption of Series A-1 Preferred Shares	47	-	47	-
Interest and gain on redemption of loan receivable	-	-	41	-
Unrealized loss on other investments	(208)	(2,561)	(2,145)	(8,945)
Change in fair value of equity securities	(72)	71	(260)	38

Total revenue	$422	(1,905)	$546	(7,049)

Expenses
Policy acquisition costs and underwriting expenses	66	61	254	141
General and administrative expenses	431	474	1,917	2,183

Total expenses	$497	535	$2,171	2,324

Loss before income attributable to tokenholders and non-controlling interests	(75)	(2,440)	(1,625)	(9,373)

Income attributable to tokenholders	(246)	(232)	(962)	(542)
Loss before income attributable to non-controlling interests	(321)	(2,672)	(2,587)	(9,915)

Income attributable to non-controlling interests	(139)	-	(139)	-

Net loss attributable to ordinary shareholders	(460)	(2,672)	(2,726)	(9,915)

Loss per share attributable to ordinary shareholders
Basic and Diluted	(0.05)	(0.46)	(0.45)	(1.69)

Weighted-average shares outstanding
Basic and Diluted	6,121,020	5,870,234	6,099,051	5,867,129

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%	0.0%	0.0%
Acquisition cost ratio	11.1%	11.7%	11.0%	11.2%
Expense ratio	83.5%	102.3%	94.3%	185.2%
Combined ratio	83.5%	102.3%	94.3%	185.2%

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